                                SUN RIVER VILLAGE
                                 605 W. BASELINE
                                    TEMPE, AZ

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 6, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    SUN RIVER VILLAGE
       605 W. BASELINE
       TEMPE, MARICOPA COUNTY, AZ

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 334 units with a total of 286,180 square feet of rentable area. The improvements were built in 1981. The improvements are situated on 14.3 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 73% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
SUN RIVER VILLAGE, TEMPE, AZ

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 6, 2003 is:

                                                       ($13,000,000)

                                            Respectfully submitted,
                                            AMERICAN APPRAISAL ASSOCIATES, INC.

                                              -s- Douglas Needham
                                              -------------------
July 14, 2003                               Doug Needham, MAI
#053272                                     Managing Principal, Real Estate
                                            Arizona State Certified General
                                            Real Estate Appraiser
                                              #30943

Report By:
Ryan Tanaka

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
SUN RIVER VILLAGE, TEMPE, AZ

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ....................................................     4
Introduction .........................................................     9
Area Analysis ........................................................    11
Market Analysis ......................................................    14
Site Analysis ........................................................    16
Improvement Analysis .................................................    16
Highest and Best Use .................................................    17

                                    VALUATION

Valuation Procedure ..................................................    18
Sales Comparison Approach ............................................    20
Income Capitalization Approach .......................................    26
Reconciliation and Conclusion ........................................    38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
SUN RIVER VILLAGE, TEMPE, AZ

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                              Sun River Village
LOCATION:                                   605 W. Baseline
                                            Tempe, AZ

INTENDED USE OF ASSIGNMENT:                 Court Settlement
PURPOSE OF APPRAISAL:                       "As Is" Market Value of the Fee
                                            Simple Estate
INTEREST APPRAISED:                         Fee simple estate

DATE OF VALUE:                              May 6, 2003
DATE OF REPORT:                             July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                                 14.3 acres, or 622,908 square feet
      Assessor Parcel No.:                  301-04-002-K
      Floodplain:                           Community Panel No. 04013C2165G
                                            (July 19, 2001)
                                            Flood Zone A, an area outside the
                                            floodplain.
      Zoning:                               R-3 (Multi Family Residential)

BUILDING:
     No. of Units:                          334 Units
     Total NRA:                             286,180 Square Feet
     Average Unit Size:                     857 Square Feet
     Apartment Density:                     23.4 units per acre
     Year Built:                            1981

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                   Market Rent
               Square           -----------------       Monthly           Annual
Unit Type       Feet            Per Unit   Per SF       Income            Income
----------------------------------------------------------------------------------
1Bd/1Ba          720             $  550     $0.76      $ 88,000         $1,056,000
2Br/1Ba          846             $  615     $0.73      $ 34,440         $  413,280
2Br/2Ba        1,006             $  683     $0.68      $ 68,300         $  819,600
3Br/2Ba        1,194             $  869     $0.73      $ 10,428         $  125,136
3Br/2Ba        1,446             $1,068     $0.74      $  6,408         $   76,896
                                            --------------------------------------
                                            Total      $207,576         $2,490,912

OCCUPANCY:                                     73%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 13 Years
REMAINING ECONOMIC LIFE:                       32 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
SUN RIVER VILLAGE, TEMPE, AZ

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

   [PICTURE]                                               [PICTURE]

EXTERIOR - OFFICE                                  EXTERIOR - LANDSCAPE & PARK

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
SUN RIVER VILLAGE, TEMPE, AZ

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
 As Vacant:                   Hold for future multi-family development
 As Improved:                 Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
SUN RIVER VILLAGE, TEMPE, AZ

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                         Amount               $/Unit
---------------------                                         ------               ------
Potential Rental Income                                    $ 2,490,912            $ 7,458
Effective Gross Income                                     $ 2,302,645            $ 6,894
Operating Expenses                                         $ 1,029,290            $ 3,082        44.7% of EGI
Net Operating Income:                                      $ 1,206,555            $ 3,612

Capitalization Rate                                        9.00%
DIRECT CAPITALIZATION VALUE                                $12,800,000 *          $38,323 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      22%
Stabilized Vacancy & Collection Loss:                      15%
Lease-up / Stabilization Period                            24 months
Terminal Capitalization Rate                               9.50%
Discount Rate                                              12.00%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $12,900,000 *          $38,623 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $12,900,000            $38,623 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $23,500 to $77,083
  Range of Sales $/Unit (Adjusted)                         $38,542 to $42,318
VALUE INDICATION - PRICE PER UNIT                          $13,100,000 *          $39,222 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       6.73 to 7.88
  Selected EGIM for Subject                                6.75
  Subject's Projected EGI                                  $ 2,302,645

EGIM ANALYSIS CONCLUSION                                   $15,000,000 *          $44,910 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $14,500,000 *          $43,413 / UNIT

RECONCILED SALES COMPARISON VALUE                          $13,500,000            $40,419 / UNIT

------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
SUN RIVER VILLAGE, TEMPE, AZ

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                            $13,100,000
  NOI Per Unit                                              $14,500,000
  EGIM Multiplier                                           $15,000,000
INDICATED VALUE BY SALES COMPARISON                         $13,500,000        $40,419 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                             $12,800,000
  Discounted Cash Flow Method:                              $12,900,000
INDICATED VALUE BY THE INCOME APPROACH                      $12,900,000        $38,623 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                        $13,000,000        $38,922 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
SUN RIVER VILLAGE, TEMPE, AZ

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 605 W. Baseline, Tempe, Maricopa County, AZ. Tempe identifies it as 301-04-002-K.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Ryan Tanaka on May 6, 2003. Doug Needham, MAI has not made a personal inspection of the subject property. Ryan Tanaka performed the research, valuation analysis and wrote the report. Doug Needham, MAI reviewed the report and concurs with the value. Doug Needham, MAI and Ryan Tanaka have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 6, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
SUN RIVER VILLAGE, TEMPE, AZ

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:   6 to 12 months
  EXPOSURE PERIOD:    6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CPF XIV. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
SUN RIVER VILLAGE, TEMPE, AZ

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Tempe, AZ. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - S. Eastshore Dr.
West  - 10 Fwy
South - W. Guadalupe Rd
North - 60 Hwy

MAJOR EMPLOYERS

Major employers in the subject's area include Wells Fargo, Intel, State of Arizona, Wal-Mart Stores Inc, Motorola Inc, Bank One Corp, Walgreen Co, Target Corp, American Express Co, and Honeywell International Inc. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
SUN RIVER VILLAGE, TEMPE, AZ

                           NEIGHBORHOOD DEMOGRAPHICS

                                                         AREA
                                  --------------------------------------------------
           CATEGORY               1-Mi. RADIUS       3-Mi. RADIUS       5-Mi. RADIUS           MSA
------------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                     21,091            130,459            305,109          3,441,350
5-Year Population                      22,065            136,434            328,237          3,928,765
% Change CY-5Y                            4.6%               4.6%               7.6%              14.2%
Annual Change CY-5Y                       0.9%               0.9%               1.5%               2.8%

HOUSEHOLDS
Current Households                      8,915             51,500            119,744          1,259,651
5-Year Projected Households             9,266             54,127            128,428          1,426,007
% Change CY - 5Y                          3.9%               5.1%               7.3%              13.2%
Annual Change CY-5Y                       0.8%               1.0%               1.5%               2.6%

INCOME TRENDS
Median Household Income            $   37,253         $   44,396         $   45,537         $   44,128
Per Capita Income                  $   20,250         $   22,693         $   23,490         $   22,676
Average Household Income           $   47,970         $   57,573         $   60,039         $   61,951

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                    AREA
                                  ----------------------------------------
         CATEGORY                 1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS      MSA
-------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting              53.98%        40.79%        41.24%        27.76%
5-Year Projected % Renting           51.33%        39.65%        39.72%        26.96%

% of Households Owning               37.85%        51.28%        49.91%        60.59%
5-Year Projected % Owning            40.50%        52.52%        51.64%        62.26%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
SUN RIVER VILLAGE, TEMPE, AZ

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North      - Retail Center, Apartments
South      - Condos, Homes, Apartments
East       - Office, Residential, Apartments
West       - Golf Course

CONCLUSIONS

The subject is well located within the city of Tempe. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
SUN RIVER VILLAGE, TEMPE, AZ

                                MARKET ANALYSIS

The subject property is located in the city of Tempe in Maricopa County. The overall pace of development in the subject's market is more or less decreasing. The new construction that is being built is the Mark Taylor Community Apartments. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period               Region                                Submarket
--------------------------------------------------------------------
 1997                 5.8%                                    N/A
 1998                 6.3%                                    N/A
 1999                 7.3%                                    N/A
 2000                 6.9%                                    N/A
 2001                 8.6%                                    8.9%
 2002                10.5%                                   10.8%
 2003                11.0%                                    N/A

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period          Region               % Change        Submarket       % Change
-----------------------------------------------------------------------------
1997             $598                    -             N/A               -
1998             $626                  4.7%            N/A             N/A
1999             $650                  3.8%            N/A             N/A
2000             $676                  4.0%            N/A             N/A
2001             $686                  1.5%           $733               -
2002             $691                  0.7%           $722            -1.5%
2003             $694                  0.4%            N/A             N/A

{Source:}

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
SUN RIVER VILLAGE, TEMPE, AZ

                             COMPETITIVE PROPERTIES

No.           Property Name           Units             Ocpy.  Year Built      Proximity to subject
-------------------------------------------------------------------------------------------------------
R-1          La Contenta               472               87%     1985       0.5 miles from Subject
R-2          Lake Front                244               90%     1974       0.4 miles from subject
R-3          Wilshire Pine             173               87%     1975       1-mile south of the subject
R-4          El Dorado                 N/A               95%     1983       Within 1 mile radius
R-5          Somerset Village          276               95%     1982       within 1 mile of subject
Subject      Sun River Village         334               73%     1981

The rental rates of the submarket are similar to the region.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
SUN RIVER VILLAGE, TEMPE, AZ

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                           14.3 acres, or 622,908 square feet
  Shape                               Generally rectangular
  Topography                          Level
  Utilities                           All necessary utilities are available to
                                      the site.
  Soil Conditions                     Stable
  Easements Affecting Site            None other than typical utility easements
  Overall Site Appeal                 Good
  Flood Zone:
     Community Panel                  04013C2165G, dated July 19, 2001
     Flood Zone                       Zone A
  Zoning                              R-3, the subject improvements represent a
                                      legal conforming use of the site.

REAL ESTATE TAXES

                                             ASSESSED VALUE - 2002
                              -----------------------------------------------      TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND             BUILDING          TOTAL          MILL RATE           TAXES
--------------------------------------------------------------------------------------------------------------
301-04-002-K                  $2,178,806        $10,503,800       $12,682,606       0.01176           $149,119

IMPROVEMENT ANALYSIS

  Year Built                          1981
  Number of Units                     334
  Net Rentable Area                   286,180 Square Feet
  Construction:
    Foundation                        Reinforced concrete slab
    Frame                             Heavy or light wood
    Exterior Walls                    Stucco wall
    Roof                              Concrete, clay or ceramic tile over a wood
                                      truss structure
  Project Amenities                   Amenities at the subject include a
                                      swimming pool, spa/jacuzzi, volleyball
                                      court, tennis court, jogging track, gym
                                      room, barbeque equipment, laundry room,
                                      and secured parking.
  Unit Amenities                      Individual unit amenities include a
                                      balcony, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
SUN RIVER VILLAGE, TEMPE, AZ

                                   and oven.

Unit Mix:

                                            Unit Area
Unit Type             Number of Units       (Sq. Ft.)
-----------------------------------------------------
1Bd/1Ba                     160                  720
2Br/1Ba                      56                  846
2Br/2Ba                     100                1,006
3Br/2Ba                      12                1,194
3Br/2Ba                       6                1,446

Overall Condition                         Average
Effective Age                             13 years
Economic Life                             45 years
Remaining Economic Life                   32 years
Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1981 and consist of a 334-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
SUN RIVER VILLAGE, TEMPE, AZ

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
SUN RIVER VILLAGE, TEMPE, AZ

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
SUN RIVER VILLAGE, TEMPE, AZ

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
SUN RIVER VILLAGE, TEMPE, AZ

SUMMARY OF COMPARABLE SALES-IMPROVED

                                                           COMPARABLE                   COMPARABLE               COMPARABLE
DESCRIPTION                          SUBJECT                  I - 1                        I - 2                    I - 3
------------------------------------------------------------------------------------------------------------------------------------
   Property Name                Sun River Village    Lakeview at Superstition    The Ridge                  Indigo Springs

LOCATION:
  Address                       605 W. Baseline      1849 S. Power               15202 N. 40th St           1464 S. Stapley Dr
                                                     Rd.

  City, State                   Tempe, AZ            Mesa, AZ 85206              Phoenix, AZ                Mesa, AZ 85204
                                                                                 85032
  County                        Maricopa             Maricopa                    Maricopa                   Maricopa
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)        286,180              650,392                     278,424                    222,870
  Year Built                    1981                 1995                        1986                       1999
  Number of Units               334                  676                         380                        240
  Unit Mix:                       Type       Total    Type          Total         Type           Total      Type          Total
                                1Bd/1Ba       160    1Br/1Ba         230         Studio            44       1BR            90
                                2Br/1Ba        56    2Br/2Ba         374         1BR              168       2BR           120
                                2Br/2Ba       100    3Br/2Ba          72         2BR              168       3BR            30
                                3Br/2Ba        12
                                3Br/2Ba         6

  Average Unit Size (SF)        857                  962                         733                        929
  Land Area (Acre)              14.3000              38.0000                     13.1100                    9.8000
  Density (Units/Acre)          23.4                 17.8                        29.0                       24.5
  Parking Ratio (Spaces/Unit)   1.35                 1.55                        1.40                       2.03
  Parking Type (Gr., Cov.,      Garage, Open         Open, Covered               Open, Covered              Open, Covered
   etc.)                         Covered
CONDITION:                      Good                 Good                        Average                    Very Good
APPEAL:                         Good                 Good                        Average                    Very Good
AMENITIES:
  Pool/Spa                      Yes/Yes
  Gym Room                      Yes
  Laundry Room                  Yes
  Secured Parking               Yes
  Sport Courts                  No
  Washer/Dryer Connection       Yes

OCCUPANCY:                      73%                  86%                         97%                        N/A
TRANSACTION DATA:
  Sale Date                                          December, 2002              December, 2002             August, 2002
  Sale Price ($)                                     $48,250,000                 $17,800,000                $18,500,000
  Grantor                                            Mesa 306 LLC                Archstone-Smith            Indigo Springs
                                                                                 Operating                  LLC
                                                                                 Trust

  Grantee                                            Nearon Lakeview LLC                                    Indigo Acquisitions
                                                                                                            LLC

  Sale Documentation
  Verification
  Telephone Number

ESTIMATED PRO-FORMA:                                  Total $      $/Unit  $/SF    Total $     $/Unit  $/SF    Total $  $/Unit  $/SF
  Potential Gross Income                              $7,116,416  $10,527 $10.94   $        0  $    0  $0.00   $0       $0    $0.00
  Vacancy/Credit Loss                                 $  994,163  $ 1,471 $ 1.53   $        0  $    0  $0.00   $0       $0    $0.00
  Effective Gross Income                              $6,122,253  $ 9,057 $ 9.41   $        0  $    0  $0.00   $0       $0    $0.00
  Operating Expenses                                  $2,239,524  $ 3,313 $ 3.44   $        0  0       $0.00   $0       $0    $0.00
  Net Operating Income                                $3,882,779  $ 5,744 $ 5.97   $1,379,500  $3,630  $4.95   $0       $0    $0.00
NOTES:                                               None                        None                       None

  PRICE PER UNIT                                               $71,376                  $46,842                  $77,083
  PRICE PER SQUARE FOOT                                        $ 74.19                  $ 63.93                  $ 83.01
  EXPENSE RATIO                                                   36.6%                    N/A                      N/A
  EGIM                                                            7.88                     N/A                      N/A
  OVERALL CAP RATE                                                8.05%                    7.75%                    N/A
  Cap Rate based on Pro Forma or                               PRO FORMA                  ACTUAL
  Actual Income?

                                          COMPARABLE              COMPARABLE
DESCRIPTION                                  I - 4                   I - 5
----------------------------------------------------------------------------------
Property Name                     Paradise Falls Apartments  The Commons at Papago
                                                             Park
LOCATION:
  Address                         15611 N 31st St            1010 N 48th St

  City, State                     Phoenix, AZ 85032          Phoenix, AZ
  County                          Maricopa                   Maricopa
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          171,845                    120,000
  Year Built                      1986                       1982
  Number of Units                 220                        200
  Unit Mix:                        Type        Total          Type         Total
                                  1BR           108          1BR            100
                                  2BR           112          2BR            100

  Average Unit Size (SF)          781                        600
  Land Area (Acre)                7.7600                     4.7400
  Density (Units/Acre)            28.4                       42.2
  Parking Ratio (Spaces/Unit)     1.36                       1.33
  Parking Type (Gr., Cov.,
   etc.)                          Open, Covered              Open, Covered
CONDITION:                        Very Good                  Average
APPEAL:                           Very Good                  Average
AMENITIES:
  Pool/Spa
  Gym Room
  Laundry Room
  Secured Parking
  Sport Courts
  Washer/Dryer Connection

OCCUPANCY:                        86%                        N/A
TRANSACTION DATA:
  Sale Date                       February, 2003             August, 2002
  Sale Price ($)                  $9,800,000                 $4,700,000
  Grantor                         SWP                        Los Verdes LLC
                                  Properties I

  Grantee                         Paradise Falls             N/A

  Sale Documentation
  Verification
  Telephone Number

ESTIMATED PRO-FORMA:               Total $      $/Unit  $/SF   Total $  $/Unit   $/SF
  Potential Gross Income           $ 1,700,00   $7,727  $9.89   $0        $0     $0.00
  Vacancy/Credit Loss              $   244,80   $1,113  $1.42   $0        $0     $0.00
  Effective Gross Income           $1,455,200   $6,615  $8.47   $0        $0     $0.00
  Operating Expenses               $   660,00   $3,000  $3.84   $0        $0     $0.00
  Net Operating Income             $  795,200   $3,615  $4.63   $0        $0     $0.00
NOTES:                            None                         None

  PRICE PER UNIT                          $44,545                  $23,500
  PRICE PER SQUARE FOOT                   $ 57.03                  $ 39.17
  EXPENSE RATIO                              45.4%                   N/A
  EGIM                                       6.73                    N/A
  OVERALL CAP RATE                           8.11%                   N/A
  Cap Rate based on Pro Forma or
  Actual Income?                          PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
SUN RIVER VILLAGE, TEMPE, AZ

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $23,500 to $77,083 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $38,542 to $42,318 per unit with a mean or average adjusted price of $40,673 per unit. The median adjusted price is $41,090 per unit. Based on the following analysis, we have concluded to a value of $41,000 per unit, which results in an "as is" value of $13,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
SUN RIVER VILLAGE, TEMPE, AZ

SALES ADJUSTMENT GRID

                                                            COMPARABLE                 COMPARABLE             COMPARABLE
        DESCRIPTION                   SUBJECT                  I - 1                      I - 2                 I - 3
------------------------------------------------------------------------------------------------------------------------------
  Property Name                  Sun River Village   Lakeview at                   The Ridge              Indigo Springs
                                                       Superstition
  Address                        605 W. Baseline     1849 S. Power Rd.             15202 N. 40th St       1464 S. Stapley Dr

  City                           Tempe, AZ           Mesa, AZ 85206                Phoenix, AZ 8502       Mesa, AZ 85204
  Sale Date                                          December, 2002                December, 2002         August, 2002
  Sale Price ($)                                     $48,250,000                   $17,800,000            $18,500,000
  Net Rentable Area (SF)         286,180             650,392                       278,424                222,870
  Number of Units                334                 676                           380                    240
  Price Per Unit                                     $71,376                       $46,842                $77,083
  Year Built                     1981                1995                          1986                   1999
  Land Area (Acre)               14.3000             38.0000                       13.1100                9.8000
VALUE ADJUSTMENTS                   DESCRIPTION        DESCRIPTION   ADJ.           DESCRIPTION    ADJ.    DESCRIPTION    ADJ.
  Property Rights Conveyed       Fee Simple Estate   Fee Simple       0%           Fee Simple       0%    Fee Simple      0%
                                                     Estate                          Estate                 Estate
  Financing                                          Cash To Seller   0%           Cash To Seller   0%    Cash To Seller  0%
  Conditions of Sale                                 Arm's Length     0%           Arm's Length     0%    Arm's Length    0%
  Date of Sale (Time)                                12-2002          0%           12-2002          0%    08-2002         0%
VALUE AFTER TRANS. ADJUST.                                   $71,376                       $46,842             $77,083
($/UNIT)
  Location                                           Superior       -20%           Superior        -5%    Superior      -20%
  Number of Units                334                 676              0%           380              0%    240             0%
  Quality / Appeal               Good                Superior       -10%           Superior       -10%    Superior      -15%
  Age / Condition                1981                1995 / Good    -10%           1986 / Average   0%    1999 / Very    -10%
                                                                                                           Good
  Occupancy at Sale              73%                 86%              0%           97%              0%    N/A             0%
  Amenities                      Good                Comparable       0%           Comparable       0%    Superior       -5%
  Average Unit Size (SF)         857                 962             -5%           733              5%    929             0%
PHYSICAL ADJUSTMENT                                                 -45%                          -10%                  -50%
FINAL ADJUSTED VALUE ($/UNIT)                                $39,257                       $42,158            $38,542

                                         COMPARABLE               COMPARABLE
        DESCRIPTION                        I - 4                     I - 5
-------------------------------------------------------------------------------------
  Property Name                     Paradise Falls          The Commons at Papago Park
                                      Apartments
  Address                           15611 N 31st St         1010 N 48th St
  City                              Phoenix, AZ 85032       Phoenix, AZ
  Sale Date                         February, 2003          August, 2002
  Sale Price ($)                    $9,800,000              $4,700,000
  Net Rentable Area (SF)            171,845                 120,000
  Number of Units                   220                     200
  Price Per Unit                    $44,545                 $23,500
  Year Built                        1986                    1982
  Land Area (Acre)                  7.7600                  4.7400
VALUE ADJUSTMENTS                    DESCRIPTION      ADJ.   DESCRIPTION     ADJ.
  Property Rights Conveyed          Fee Simple         0%   Fee Simple        0%
                                      Estate                  Estate
  Financing                         Cash To Seller     0%   Cash To Seller    0%
  Conditions of Sale                Arm's Length       0%   Arm's Length      0%
  Date of Sale (Time)               02-2003            0%   August, 2002      0%

VALUE AFTER TRANS. ADJUST.               $44,545                     $23,500
($/UNIT)
  Location                          Superior         -15%   Inferior         20%
  Number of Units                   220                0%   200               0%
  Quality / Appeal                  Comparable         0%   Inferior         20%
  Age / Condition                   1986 / Very Good   0%   1982 / Average    0%
  Occupancy at Sale                 86%                0%   N/A               0%
  Amenities                         Inferior          10%   Inferior         20%
  Average Unit Size (SF)            781                0%   600              15%
PHYSICAL ADJUSTMENT                                   -5%                    75%
FINAL ADJUSTED VALUE ($/UNIT)             $42,318                    $41,090

SUMMARY

VALUE RANGE (PER UNIT)            $ 38,542 TO $ 42,318
MEAN (PER UNIT)                   $ 40,673
MEDIAN (PER UNIT)                 $ 41,090
VALUE CONCLUSION (PER UNIT)       $ 41,000

VALUE OF IMPROVEMENT & MAIN SITE                         $13,694,000
  LESS: LEASE-UP COST                                   -$   371,000
  PV OF CONCESSIONS                                     -$   186,000
VALUE INDICATED BY SALES COMPARISON APPROACH             $13,137,000
ROUNDED                                                  $13,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
SUN RIVER VILLAGE, TEMPE, AZ

                             NOI PER UNIT COMPARISON

                       SALE PRICE                     NOI/            SUBJECT NOI
COMPARABLE    NO. OF   -----------                 ----------        --------------    ADJUSTMENT         INDICATED
    NO.       UNITS    PRICE/UNIT      OAR          NOI/UNIT         SUBJ. NOI/UNIT      FACTOR           VALUE/UNIT
--------------------------------------------------------------------------------------------------------------------
  I-1          676     $48,250,000     8.05%       $3,882,729        $    1,206,555       0.629              $44,891
                       $    71,376                 $   5,744         $        3,612

  I-2          380     $17,800,000     7.75%       $1,379,500        $    1,206,555       0.995              $46,612
                       $    46,842                 $    3,630        $        3,612

  I-3          240     $18,500,000     0.00%                         $    1,206,555
                       $    77,083                                   $        3,612

  I-4          220     $ 9,800,000     8.11%       $  795,200        $    1,206,555       0.999              $44,520
                       $    44,545                 $    3,615        $        3,612

  I-5          200     $ 4,700,000     0.00%                         $    1,206,555
                       $    23,500                                   $        3,612

                                   PRICE/UNIT

  Low             High           Average            Median
  ---             ----           -------            ------
$44,520          $46,612         $45,341           $44,891

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                             $    45,000
                                                     -----------
Number of Units                                              334

Value                                                $15,030,000
  Less: Lease-Up Cost                               -$   371,000
  PV of Concessions                                 -$   186,000
                                                     -----------
Value Based on NOI Analysis                          $14,473,000
                                      Rounded        $14,500,000

The adjusted sales indicate a range of value between $44,520 and $46,612 per unit, with an average of $45,341 per unit. Based on the subject's competitive position within the improved sales, a value of $45,000 per unit is estimated. This indicates an "as is" market value of $14,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
SUN RIVER VILLAGE, TEMPE, AZ

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                       SALE PRICE
COMPARABLE    NO. OF   ----------       EFFECTIVE            OPERATING                        SUBJECT
   NO.        UNITS    PRICE/UNIT      GROSS INCOME           EXPENSE             OER      PROJECTED OER    EGIM
------------------------------------------------------------------------------------------------------------------
  I-1          676     $48,250,000     $  6,122,253          $2,239,524           36.58%                    7.88
                       $    71,376

  I-2          380     $17,800,000
                       $    46,842

  I-3          240     $18,500,000                                                              44.70%
                       $    77,083

  I-4          220     $ 9,800,000     $  1,455,200          $  660,000           45.35%                    6.73
                       $    44,545

  I-5          200     $ 4,700,000
                       $    23,500

                                    EGIM

 Low       High        Average               Median
 ---       ----        -------               ------
6.73       7.88         7.31                  7.31

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                             6.75
                                                   -----------
Subject EGI                                        $ 2,302,645

Value                                              $15,542,855
  Less: Lease-Up Cost                             -$   371,000
  PV of Concessions                               -$   186,000
                                                   -----------
Value Based on EGIM Analysis                       $14,985,855
                                    Rounded        $15,000,000

                     Value Per Unit                $    44,910


There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.70% before reserves. The comparable sales indicate a range of expense ratios from 36.58% to 45.35%, while their EGIMs range from 6.73 to 7.88. Overall, we conclude to an EGIM of 6.75, which results in an "as is" value estimate in the EGIM Analysis of $15,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $13,500,000.

Price Per Unit                     $13,100,000
NOI Per Unit                       $14,500,000
EGIM Analysis                      $15,000,000

Sales Comparison Conclusion        $13,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
SUN RIVER VILLAGE, TEMPE, AZ

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
SUN RIVER VILLAGE, TEMPE, AZ

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                               Average
                    Unit Area           ---------------------
Unit Type           (Sq. Ft.)           Per Unit       Per SF          %Occupied
--------------------------------------------------------------------------------
1Bd/1Ba                720              $  539        $   0.75            76.9%
2Br/1Ba                846              $  611        $   0.72            60.7%
2Br/2Ba               1006              $  683        $   0.68            69.0%
3Br/2Ba               1194              $  869        $   0.73            91.7%
3Br/2Ba               1446              $1,068        $   0.74           100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
SUN RIVER VILLAGE, TEMPE, AZ

                                  RENT ANALYSIS

                                                                               COMPARABLE RENTS
                                                                               ----------------
                                                              R-1         R-2         R-3          R-4       R-5
                                                           -------------------------------------------------------
                                                                                    Wilshire              Somerset
                                                           La Contenta  Lake Front    Pine     El Dorado  Village
                                                           -------------------------------------------------------
                                                                             COMPARISON TO SUBJECT
                                        SUBJECT   SUBJECT  -------------------------------------------------------
                          SUBJECT UNIT  ACTUAL    ASKING    Slightly
       DESCRIPTION            TYPE       RENT      RENT     Superior    Superior    Superior    Superior  Superior
-------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Bd/1Bd       $   539   $   569   $    630    $    650    $    565    $    560  $    575
Unit Area (SF)                              720       720        720         755         710         720       720
Monthly Rent Per Sq. Ft.                $  0.75   $  0.79   $   0.88    $   0.86    $   0.80    $   0.78  $   0.80

Monthly Rent              2Br/1Ba       $   611   $   679   $    675    $    675    $    650    $    670  $    645
Unit Area (SF)                              846       846        840         855         890         840       840
Monthly Rent Per Sq. Ft.                $  0.72   $  0.80   $   0.80    $   0.79    $   0.73    $   0.80  $   0.77

Monthly Rent              2Br/2Ba       $   683   $   739   $    774    $    800                $    680  $    690
Unit Area (SF)                            1,006     1,006      1,022         990                   1,006     1,006
Monthly Rent Per Sq. Ft.                $  0.68   $  0.73   $   0.76    $   0.81                $   0.68  $   0.69

Monthly Rent              3Br/2Ba       $   869   $   999                                       $    865  $    825
Unit Area (SF)                            1,194     1,194                                          1,200     1,192
Monthly Rent Per Sq. Ft.                $  0.73   $  0.84                                       $   0.72  $   0.69

Monthly Rent              3Br/2Ba       $ 1,068   $ 1,099               $  1,025                $    955  $  1,050
Unit Area (SF)                            1,446     1,446                  1,330                   1,500     1,444
Monthly Rent Per Sq. Ft.                $  0.74   $  0.76               $   0.77                $   0.64  $   0.73

       DESCRIPTION               MIN      MAX     MEDIAN     AVERAGE
-------------------------------------------------------------------
Monthly Rent                   $  560    $  650   $  575     $  596
Unit Area (SF)                    710       755      720        725
Monthly Rent Per Sq. Ft.       $ 0.78    $ 0.88   $ 0.80     $ 0.82

Monthly Rent                   $  645    $  675   $  670     $  663
Unit Area (SF)                    840       890      840        853
Monthly Rent Per Sq. Ft.       $ 0.73    $ 0.80   $ 0.79     $ 0.78

Monthly Rent                   $  680    $  800   $  732     $  736
Unit Area (SF)                    990     1,022    1,006      1,006
Monthly Rent Per Sq. Ft.       $ 0.68    $ 0.81   $ 0.72     $ 0.73

Monthly Rent                   $  825    $  865   $  845     $  845
Unit Area (SF)                  1,192     1,200    1,196      1,196
Monthly Rent Per Sq. Ft.       $ 0.69    $ 0.72   $ 0.71     $ 0.71

Monthly Rent                   $  955    $1,050   $1,025     $1,010
Unit Area (SF)                  1,330     1,500    1,444      1,425
Monthly Rent Per Sq. Ft.       $ 0.64    $ 0.77   $ 0.73     $ 0.71

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION


                                                     Market Rent
                                      Unit Area   -----------------      Monthly        Annual
  Unit Type         Number of Units   (Sq. Ft.)   Unit Per   Per SF      Income         Income
-------------------------------------------------------------------------------------------------
1Bd/1Ba                   160             720     $    550   $ 0.76     $  88,000      $1,056,000
2Br/1Ba                    56             846     $    615   $ 0.73     $  34,440      $  413,280
2Br/2Ba                   100           1,006     $    683   $ 0.68     $  68,300      $  819,600
3Br/2Ba                    12           1,194     $    869   $ 0.73     $  10,428      $  125,136
3Br/2Ba                     6           1,446     $  1,068   $ 0.74     $   6,408      $   76,896
                                                             ------------------------------------
                                                             Total      $ 207,576      $2,490,912

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
SUN RIVER VILLAGE, TEMPE, AZ

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                  FISCAL YEAR          2000      FISCAL YEAR          2001        FISCAL YEAR           2002
                                  ----------------------------   ----------------------------     -----------------------------
                                             ACTUAL                          ACTUAL                           ACTUAL
                                  ----------------------------   ----------------------------     -----------------------------
       DESCRIPTION                  TOTAL            PER UNIT       TOTAL           PER UNIT         TOTAL            PER UNIT
-------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                   $2,595,377        $    7,771   $2,652,734        $    7,942     $2,539,916         $    7,605

  Vacancy                         $  209,780        $      628   $  164,508        $      493     $  362,432         $    1,085
  Credit Loss/Concessions         $   72,754        $      218   $  135,701        $      406     $  201,406         $      603
                                  ---------------------------------------------------------------------------------------------
     Subtotal                     $  282,534        $      846   $  300,209        $      899     $  563,838         $    1,688

  Laundry Income                  $   24,818        $       74   $   21,317        $       64     $   22,327         $       67
  Garage Revenue                  $        0        $        0   $        0        $        0     $        0         $        0
  Other Misc. Revenue             $  105,153        $      315   $  142,176        $      426     $  164,706         $      493
                                  ---------------------------------------------------------------------------------------------
     Subtotal Other Income        $  129,971        $      389   $  163,493        $      490     $  187,033         $      560

                                  ---------------------------------------------------------------------------------------------
Effective Gross Income            $2,442,814        $    7,314   $2,516,018        $    7,533     $2,163,111         $    6,476

Operating Expenses

  Taxes                           $  154,026        $      461   $  140,056        $      419     $  149,529         $      448
  Insurance                       $   35,754        $      107   $   44,031        $      132     $   49,468         $      148
  Utilities                       $  146,654        $      439   $  133,126        $      399     $  142,329         $      426
  Repair & Maintenance            $   97,564        $      292   $  135,976        $      407     $  130,977         $      392
  Cleaning                        $   73,251        $      219   $   72,205        $      216     $   76,917         $      230
  Landscaping                     $   50,854        $      152   $   39,108        $      117     $   50,946         $      153
  Security                        $    6,404        $       19   $   10,059        $       30     $    6,812         $       20
  Marketing & Leasing             $   55,941        $      167   $   47,387        $      142     $   47,742         $      143
  General Administrative          $  358,301        $    1,073   $  347,175        $    1,039     $  274,650         $      822
  Management                      $  124,149        $      372   $  128,632        $      385     $  111,082         $      333
  Miscellaneous                   $        0        $        0   $        0        $        0     $        0         $        0

                                  ---------------------------------------------------------------------------------------------
Total Operating Expenses          $1,102,898        $    3,302   $1,097,755        $    3,287     $1,040,452         $    3,115

  Reserves                        $        0        $        0   $        0        $        0     $        0         $        0

                                  ---------------------------------------------------------------------------------------------
Net Income                        $1,339,916        $    4,012   $1,418,263        $    4,246     $1,122,659         $    3,361

                                FISCAL YEAR           2003       ANNUALIZED            2003
                                ----------------------------     -----------------------------
                                     MANAGEMENT BUDGET                     PROJECTION                        AAA PROJECTION
                                ----------------------------     -----------------------------    ----------------------------------
       DESCRIPTION                TOTAL            PER UNIT        TOTAL             PER UNIT       TOTAL         PER UNIT      %
------------------------------------------------------------------------------------------------------------------------------------
Revenues

  Rental Income                 $2,477,655        $    7,418     $2,521,064         $    7,548    $2,490,912     $    7,458   100.0%

  Vacancy                       $  168,075        $      503     $  676,956         $    2,027    $  249,091     $      746    10.0%
  Credit Loss/Concessions       $   95,620        $      286     $  193,328         $      579    $  124,546     $      373     5.0%
                              -----------------------------------------------------------------------------------------------------
     Subtotal                   $  263,695        $      790     $  870,284         $    2,606    $  373,637     $    1,119    15.0%

  Laundry Income                $   23,880        $       71     $   20,128         $       60    $   18,370     $       55     0.7%
  Garage Revenue                $        0        $        0     $        0         $        0    $        0     $        0     0.0%
  Other Misc. Revenue           $  164,630        $      493     $  195,796         $      586    $  167,000     $      500     6.7%
                              -----------------------------------------------------------------------------------------------------
     Subtotal Other Income      $  188,510        $      564     $  215,924         $      646    $  185,370     $      555     7.4%

                              -----------------------------------------------------------------------------------------------------
Effective Gross Income          $2,402,470        $    7,193     $1,866,704         $    5,589    $2,302,645     $    6,894   100.0%

Operating Expenses

  Taxes                         $  130,034        $      389     $  132,876         $      398    $  149,298     $      447     6.5%
  Insurance                     $   55,334        $      166     $   54,004         $      162    $   50,100     $      150     2.2%
  Utilities                     $  139,283        $      417     $  131,904         $      395    $  133,600     $      400     5.8%
  Repair & Maintenance          $   79,890        $      239     $  112,424         $      337    $  126,920     $      380     5.5%
  Cleaning                      $   55,500        $      166     $   36,224         $      108    $   66,800     $      200     2.9%
  Landscaping                   $   87,900        $      263     $   48,140         $      144    $   50,100     $      150     2.2%
  Security                      $        0        $        0     $    9,244         $       28    $    6,680     $       20     0.3%
  Marketing & Leasing           $   49,650        $      149     $   77,796         $      233    $   46,760     $      140     2.0%
  General Administrative        $  288,913        $      865     $  295,884         $      886    $  283,900     $      850    12.3%
  Management                    $  119,401        $      357     $  106,660         $      319    $  115,132     $      345     5.0%
  Miscellaneous                 $        0        $        0     $        0         $        0    $        0     $        0     0.0%

                              -----------------------------------------------------------------------------------------------------
Total Operating Expenses        $1,005,905        $    3,012     $1,005,156         $    3,009    $1,029,290     $    3,082    44.7%

  Reserves                      $        0        $        0     $        0         $        0    $   66,800     $      200     6.5%

                              -----------------------------------------------------------------------------------------------------
Net Income                      $1,396,565        $    4,181     $  861,548         $    2,579    $1,206,555     $    3,612    52.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 15% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
SUN RIVER VILLAGE, TEMPE, AZ

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                        CAPITALIZATION RATES
                  ----------------------------------------------------------------
                          GOING-IN                                 TERMINAL
                          --------                                 --------
                  LOW                HIGH                    LOW             HIGH
----------------------------------------------------------------------------------
RANGE            6.00%              10.00%                  7.00%           10.00%
AVERAGE                   8.14%                                    8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
SUN RIVER VILLAGE, TEMPE, AZ

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.     SALE DATE        OCCUP.          PRICE/UNIT          OAR
-------------------------------------------------------------------------
  I-1           Dec-02          86%           $71,376            8.05%
  I-2           Dec-02          97%           $46,842            7.75%
  I-3           Aug-02          N/A           $77,083              N/A
  I-4           Feb-03          86%           $44,545            8.11%
  I-5        August, 2002       N/A           $23,500              N/A
                                                     High        8.11%
                                                     Low            -
                                                    Average      7.97%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $12,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
SUN RIVER VILLAGE, TEMPE, AZ

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
SUN RIVER VILLAGE, TEMPE, AZ

DISCOUNTED CASH FLOW ANALYSIS

                                SUN RIVER VILLAGE

                YEAR                      APR-2004        APR-2005        APR-2006        APR-2007        APR-2008        APR-2009
             FISCAL YEAR                     1               2               3               4               5               6
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                              $2,490,912      $2,565,639      $2,642,609      $2,721,887      $2,803,543      $2,887,650

  Vacancy                                $  580,011      $  376,321      $  264,261      $  272,189      $  280,354      $  288,765
  Credit Loss                            $  124,546      $  128,282      $  132,130      $  136,094      $  140,177      $  144,382
  Concessions                            $  208,416      $        0      $        0      $        0      $        0      $        0
                                         ------------------------------------------------------------------------------------------
     Subtotal                            $  912,973      $  504,603      $  396,391      $  408,283      $  420,532      $  433,147

  Laundry Income                         $   18,370      $   18,921      $   19,489      $   20,073      $   20,676      $   21,296
  Garage Revenue                         $        0      $        0      $        0      $        0      $        0      $        0
  Other Misc. Revenue                    $  167,000      $  172,010      $  177,170      $  182,485      $  187,960      $  193,599
                                         ------------------------------------------------------------------------------------------
       Subtotal Other Income             $  185,370      $  190,931      $  196,659      $  202,559      $  208,636      $  214,895

                                         ------------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $1,763,309      $2,251,967      $2,442,876      $2,516,163      $2,591,647      $2,669,397

OPERATING EXPENSES:
  Taxes                                  $  149,298      $  153,777      $  158,390      $  163,142      $  168,036      $  173,077
  Insurance                              $   50,100      $   51,603      $   53,151      $   54,746      $   56,388      $   58,080
  Utilities                              $  133,600      $  137,608      $  141,736      $  145,988      $  150,368      $  154,879
  Repair & Maintenance                   $  126,920      $  130,728      $  134,649      $  138,689      $  142,850      $  147,135
  Cleaning                               $   66,800      $   68,804      $   70,868      $   72,994      $   75,184      $   77,440
  Landscaping                            $   50,100      $   51,603      $   53,151      $   54,746      $   56,388      $   58,080
  Security                               $    6,680      $    6,880      $    7,087      $    7,299      $    7,518      $    7,744
  Marketing & Leasing                    $   46,760      $   48,163      $   49,608      $   51,096      $   52,629      $   54,208
  General Administrative                 $  283,900      $  292,417      $  301,190      $  310,225      $  319,532      $  329,118
  Management                             $   88,165      $  112,598      $  122,144      $  125,808      $  129,582      $  133,470
  Miscellaneous                          $        0      $        0      $        0      $        0      $        0      $        0

                                         ------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,002,323      $1,054,181      $1,091,974      $1,124,733      $1,158,475      $1,193,230

  Reserves                               $   66,800      $   68,804      $   70,868      $   72,994      $   75,184      $   77,440

                                         ------------------------------------------------------------------------------------------
NET OPERATING INCOME                     $  694,185      $1,128,982      $1,280,034      $1,318,435      $1,357,988      $1,398,728

-----------------------------------------------------------------------------------------------------------------------------------

  Operating Expense Ratio (% of EGI)           56.8%           46.8%           44.7%           44.7%           44.7%           44.7%
  Operating Expense Per Unit             $    3,001      $    3,156      $    3,269      $    3,367      $    3,468      $    3,573

                YEAR                       APR-2010        APR-2011        APR-2012        APR-2013        APR-2014
             FISCAL YEAR                      7               8               9               10              11
--------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                               $2,974,279      $3,063,508      $3,155,413      $3,250,075      $3,347,577

  Vacancy                                 $  297,428      $  306,351      $  315,541      $  325,008      $  334,758
  Credit Loss                             $  148,714      $  153,175      $  157,771      $  162,504      $  167,379
  Concessions                             $        0      $        0      $        0      $        0      $        0
                                         ---------------------------------------------------------------------------
     Subtotal                             $  446,142      $  459,526      $  473,312      $  487,511      $  502,137

  Laundry Income                          $   21,935      $   22,593      $   23,271      $   23,969      $   24,688
  Garage Revenue                          $        0      $        0      $        0      $        0      $        0
  Other Misc. Revenue                     $  199,407      $  205,389      $  211,551      $  217,897      $  224,434
                                         ---------------------------------------------------------------------------
       Subtotal Other Income              $  221,341      $  227,982      $  234,821      $  241,866      $  249,122

                                         ---------------------------------------------------------------------------

EFFECTIVE GROSS INCOME                    $2,749,479      $2,831,963      $2,916,922      $3,004,430      $3,094,563

OPERATING EXPENSES:
  Taxes                                   $  178,270      $  183,618      $  189,126      $  194,800      $  200,644
  Insurance                               $   59,822      $   61,617      $   63,465      $   65,369      $   67,330
  Utilities                               $  159,525      $  164,311      $  169,240      $  174,318      $  179,547
  Repair & Maintenance                    $  151,549      $  156,096      $  160,778      $  165,602      $  170,570
  Cleaning                                $   79,763      $   82,156      $   84,620      $   87,159      $   89,774
  Landscaping                             $   59,822      $   61,617      $   63,465      $   65,369      $   67,330
  Security                                $    7,976      $    8,216      $    8,462      $    8,716      $    8,977
  Marketing & Leasing                     $   55,834      $   57,509      $   59,234      $   61,011      $   62,842
  General Administrative                  $  338,991      $  349,161      $  359,636      $  370,425      $  381,538
  Management                              $  137,474      $  141,598      $  145,846      $  150,221      $  154,728
  Miscellaneous                           $        0      $        0      $        0      $        0      $        0

                                         ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                  $1,229,026      $1,265,897      $1,303,874      $1,342,990      $1,383,280

  Reserves                                $   79,763      $   82,156      $   84,620      $   87,159      $   89,774

                                         ---------------------------------------------------------------------------
NET OPERATING INCOME                      $1,440,690      $1,483,910      $1,528,428      $1,574,281      $1,621,509

--------------------------------------------------------------------------------------------------------------------

  Operating Expense Ratio (% of EGI)            44.7%           44.7%           44.7%           44.7%           44.7%
  Operating Expense Per Unit              $    3,680      $    3,790      $    3,904      $    4,021      $    4,142

Estimated Stabilized NOI     $   1,206,555        Sales Expense Rate          2.00%
Months to Stabilized                    24        Discount Rate              12.00%
Stabilized Occupancy                  90.0%       Terminal Cap Rate           9.50%

Gross Residual Sale Price                $17,068,515          Deferred Maintenance             $         0
  Less: Sales Expense                    $   341,370          Add: Excess Land                 $         0
                                         -----------          Other Adjustments                $         0
Net Residual Sale Price                  $16,727,145                                           -----------
PV of Reversion                          $ 5,385,693          Value Indicated By "DCF"         $12,908,919
Add: NPV of NOI                          $ 7,523,226                          Rounded          $12,900,000
                                         -----------
PV Total                                 $12,908,919

                          "DCF" VALUE SENSITIVITY TABLE

                                                            DISCOUNT RATE
                -----------------------------------------------------------------------------------------------------
TOTAL VALUE                        11.50%            11.75%            12.00%           12.25%              12.50%
---------------------------------------------------------------------------------------------------------------------
                 9.00%          $13,655,218       $13,429,220        $13,208,124      $12,991,806         $12,780,149
TERMINAL         9.25%          $13,494,541       $13,272,102        $13,054,478      $12,841,548         $12,633,197
CAP RATE         9.50%          $13,342,321       $13,123,253        $12,908,919      $12,699,199         $12,493,979
                 9.75%          $13,197,907       $12,982,038        $12,770,824      $12,564,149         $12,361,900
                10.00%          $13,060,714       $12,847,883        $12,639,634      $12,435,852         $12,236,426

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
SUN RIVER VILLAGE, TEMPE, AZ

INCOME LOSS DURING LEASE-UP

The subject is currently 73% occupied, below our stabilized occupancy projection. We have estimated a 24-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $371,000 as shown in the following table.

          DESCRIPTION                   YEAR 1         YEAR 2
---------------------------------------------------------------
"As Is" Net Operating Income          $  694,185     $1,128,982
Stabilized Net Operating Income       $1,008,560     $1,242,752

                                      -------------------------
Difference                            $  314,374     $  113,769

PV of Income Loss During Lease-Up     $  371,388

                                      ----------
               Rounded                $  371,000
                                      ----------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $186,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
SUN RIVER VILLAGE, TEMPE, AZ

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
SUN RIVER VILLAGE, TEMPE, AZ

                                SUN RIVER VILLAGE

                                                    TOTAL             PER SQ. FT.     PER UNIT           %OF EGI
----------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                     $  2,490,912          $    8.70     $      7,458

  Less: Vacancy & Collection Loss       15.00%  $    373,637          $    1.31     $      1,119

  Plus: Other Income
    Laundry Income                              $     18,370          $    0.06     $         55            0.80%
    Garage Revenue                              $          0          $    0.00     $          0            0.00%
    Other Misc. Revenue                         $    167,000          $    0.58     $        500            7.25%
                                                ----------------------------------------------------------------
     Subtotal Other Income                      $    185,370          $    0.65     $        555            8.05%

EFFECTIVE GROSS INCOME                          $  2,302,645          $    8.05     $      6,894

OPERATING EXPENSES:
  Taxes                                         $    149,298          $    0.52     $        447            6.48%
  Insurance                                     $     50,100          $    0.18     $        150            2.18%
  Utilities                                     $    133,600          $    0.47     $        400            5.80%
  Repair & Maintenance                          $    126,920          $    0.44     $        380            5.51%
  Cleaning                                      $     66,800          $    0.23     $        200            2.90%
  Landscaping                                   $     50,100          $    0.18     $        150            2.18%
  Security                                      $      6,680          $    0.02     $         20            0.29%
  Marketing & Leasing                           $     46,760          $    0.16     $        140            2.03%
  General Administrative                        $    283,900          $    0.99     $        850           12.33%
  Management                             5.00%  $    115,132          $    0.40     $        345            5.00%
  Miscellaneous                                 $          0          $    0.00     $          0            0.00%

TOTAL OPERATING EXPENSES                        $  1,029,290          $    3.60     $      3,082           44.70%

  Reserves                                      $     66,800          $    0.23     $        200            2.90%

                                                ----------------------------------------------------------------
NET OPERATING INCOME                            $  1,206,555          $    4.22     $      3,612           52.40%
                                                ----------------------------------------------------------------

  "GOING IN" CAPITALIZATION RATE                        9.00%

  VALUE INDICATION                              $ 13,406,166          $   46.85     $     40,138

  LESS: LEASE-UP COST                          ($    371,000)

  PV OF CONCESSIONS                            ($    186,000)

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)           $ 12,849,166

              ROUNDED                           $ 12,800,000          $   44.73     $     38,323

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
SUN RIVER VILLAGE, TEMPE, AZ

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE              VALUE             ROUNDED          $/UNIT         $/SF
-----------------------------------------------------------------------------
  8.25%            $14,067,908        $14,100,000        $42,216       $49.27
  8.50%            $13,637,764        $13,600,000        $40,719       $47.52
  8.75%            $13,232,199        $13,200,000        $39,521       $46.12
  9.00%            $12,849,166        $12,800,000        $38,323       $44.73
  9.25%            $12,486,837        $12,500,000        $37,425       $43.68
  9.50%            $12,143,578        $12,100,000        $36,228       $42.28
  9.75%            $11,817,922        $11,800,000        $35,329       $41.23

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $12,800,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis        $12,900,000
Direct Capitalization Method         $12,800,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $12,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
SUN RIVER VILLAGE, TEMPE, AZ

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                   Not Utilized
Sales Comparison Approach       $13,500,000
Income Approach                 $12,900,000
Reconciled Value                $13,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 6, 2003 the market value of the fee simple estate in the property is:

                                   $13,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
SUN RIVER VILLAGE, TEMPE, AZ

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SUN RIVER VILLAGE, TEMPE, AZ

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SUN RIVER VILLAGE, TEMPE, AZ

                              SUBJECT PHOTOGRAPHS

   [PICTURE]                                             [PICTURE]

EXTERIOR - OFFICE                                 EXTERIOR - LANDSCAPE & PARK

   [PICTURE]                                             [PICTURE]

EXTERIOR - POOL                                     INTERIOR - BALCONY

   [PICTURE]                                             [PICTURE]

INTERIOR - KITCHEN                                   EXTERIOR - PARKING LOT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SUN RIVER VILLAGE, TEMPE, AZ

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                        [PICTURE]

   EXTERIOR - PARKING LOT                             INTERIOR - BATHROOM

          [PICTURE]                                        [PICTURE]

EXTERIOR - APARTMENT BUILDING                      INTERIOR - APARTMENT UNIT

          [PICTURE]                                        [PICTURE]

   EXTERIOR - TENNIS COURT                         EXTERIOR - ENTRANCE GATE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUN RIVER VILLAGE, TEMPE, AZ

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUN RIVER VILLAGE, TEMPE, AZ

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1               COMPARABLE I-2       COMPARABLE I-3
LAKEVIEW AT SUPERSTITION             THE RIDGE         INDIGO SPRINGS
    1849 S. Power Rd.            15202 N. 40th St     1464 S. Stapley Dr
     Mesa, AZ 85206              Phoenix, AZ 85032      Mesa, AZ 85204

        [PICTURE]                    [PICTURE]           [PICTURE]

     COMPARABLE I-4                COMPARABLE I-5
PARADISE FALLS APARTMENTS     THE COMMONS AT PAPAGO PARK
     15611 N 31st St               1010 N 48th St
    Phoenix, AZ 85032               Phoenix, AZ

        [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUN RIVER VILLAGE, TEMPE, AZ

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                            COMPARABLE                         COMPARABLE
     DESCRIPTION                         SUBJECT                              R - 1                               R - 2
------------------------------------------------------------------------------------------------------------------------------------
  Property Name            Sun River Village                    La Contenta                          Lake Front
  Management Company
LOCATION:
  Address                  605 W.                               1133 W.                              999 E.
                           Baseline                             Baseline Road                        Baseline Rd
  City, State              Tempe, AZ                            Tempe, AZ                            Tempe, AZ
                                                                85283                                85283
  County                   Maricopa                             Maricopa                             Maricopa
  Proximity to Subject                                          0.5 miles from                       0.4 miles from
                                                                Subject                              subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)   286,180                              403,872                              204,404
  Year Built               1981                                 1985                                 1974
  Effective Age            13                                   10                                   8
  Building Structure       Brick & wood siding walls; asphalt   Brick & wood siding walls;           Brick & wood siding walls;
   Type                     shingle roof                        asphalt shingle roof                 asphalt shingle roof
  Parking Type (Gr.,       Garage, Open Covered                 Open,                                Open,
   Cov., etc.)                                                  Covered                              Covered
  Number of Units          334                                  472                                  244
  Unit Mix:
                               Type     Unit  Qty.  Mo. Rent        Type         Unit   Qty.   Mo.      Type      Unit Qty.    Mo.
                            1 1Bd/1Ba    720  160    $  539      1 1BD/1BH         720  201  $  630   Studio        546  20   $  535
                            2 2Br/1Ba    846   56    $  611      2 2BD/1BH         840  119  $  675   1 BD/1BA      593  48   $  575
                            3 2Br/2Ba  1,006  100    $  683      3 2BD/2BH       1,006  112  $  750   1 1BD/1BA     755  12   $  650
                            4 3Br/2Ba  1,194   12    $  869      3 2BD/2BH-Large 1,006   20  $  775   2 2BD/1BA     855  43   $  675
                            5 3Br/2Ba  1,446    6    $1,068      3 3BD/2BH       1,200   12  $  995   2 BD/2BA      935  85   $  710
                                                                   3BD/2BH       1,500    8  $1,015   3 2BD/2BA     990  24   $  800
                                                                                                      5 3BD/2BA   1,330  12   $1,025

  Average Unit Size (SF)   857                                  856                                  838
  Unit Breakdown:            Efficiency    0%  2-Bedroom 39%      Efficiency   0% 2-Bedroom 53%        Efficiency   0% 2-Bedroom 62%
                             1-Bedroom    61%  3-Bedroom  0%      1-Bedroom   43% 3-Bedroom  4%        1-Bedroom   33% 3-Bedroom  5%
CONDITION:                 Good                                 Good                                 Very Good
APPEAL:                    Average                              Good                                 Very Good
AMENITIES:
  Unit Amenities                Attach.         Vaulted           X    Attach.     X   Vaulted         X    Attach.     X  Vaulted
                                Garage          Ceiling                Garage          Ceiling              Garage         Ceiling
                            X   Balcony                           X    Balcony     X                   X    Balcony     X
                                Fireplace                         X    Fireplace                       X    Fireplace
                            X   Cable TV                          X    Cable TV                        X    Cable TV
                                 Ready                                 Ready                                Ready
  Project Amenities         X   Swimming                          X    Swimming                        X    Swimming
                                Pool                                   Pool                                 Pool
                            X   Spa/Jacuzzi     Car Wash               Spa/Jacuzzi X   Car Wash             Spa/Jacuzzi X  Car Wash
                                Basketball   X  BBQ Equipment     X    Basketball  X   BBQ             X    Basketball  X  BBQ
                                 Court                                 Court           Equipment            Court          Equipment
                            X   Volleyball      Theater Room           Volleyball      Theater              Volleyball     Theater
                                 Court                                 Court           Room                 Court          Room
                                Sand Volley     Meeting Hall      X    Sand        X   Meeting         X    Sand        X  Meeting
                                 Ball                                  Volley Ball     Hall                 Volley Ball    Hall
                            X   Tennis Court X  Secured           X    Tennis          Secured         X    Tennis         Secured
                                                 Parking               Court           Parking              Court          Parking
                                Racquet Ball X  Laundry Room           Racquet     X   Laundry              Racquet     X  Laundry
                                                                       Ball            Room                 Ball           Room
                            X   Jogging         Business          X    Jogging     X   Business        X    Jogging     X  Business
                                 Track           Office                Track           Office               Track          Office
                            X   Gym Room                          X    Gym Room                        X    Gym Room

OCCUPANCY:                 73%                                  87%                                  90%
LEASING DATA:
  Available Leasing        6 to 15                              7 to 15                              6 to 13
   Terms                    Months                              Months                               Months
  Concessions              1 - 1 1/2 Months                     1 - 1 1/2                            1 - 1 1/2
                           Free                                 Months Free                          Months Free
  Pet Deposit              $300 - $500                          $300                                 $300 - $500
  Utilities Paid by         X     Electric   X  Natural Gas       X    Electric   X    Natural Gas     X    Electric       Natural
   Tenant:                                                                                                                 Gas
                            X     Water         Trash             X    Water           Trash           X    Water          Trash
  Confirmation             May 1, 2003; Joseph Beard            Property  Manager                    Property Manager
                           (Property Manager)
  Telephone Number         (972)234-1231                        480-831-2012                         480-838-6111
NOTES:                                                          None                                 None

  COMPARISON TO SUBJECT:                                        Slightly Superior                    Superior

                                        COMPARABLE                       COMPARABLE                         COMPARABLE
     DESCRIPTION                          R - 3                            R - 4                               R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name             Wilshire Pine                      El Dorado                        Somerset Village
  Management Company
LOCATION:
  Address                   208 E. Baseline                    1235 W.                          5038 South
                            Road                               Baseline                         Hardy Drive
  City, State               Tempe, AZ                          Tempe, AZ                        Tempe, AZ
                            85283                              85283                            85282
  County                    Maricopa                           Maricopa                         Maricopa
  Proximity to Subject      1-mile south of                    Within 1mile                     within 1mile of
                            the subject                        radius                           subject

PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)
  Year Built                1975                               1983                             1982
  Effective Age             10                                 15                               10
  Building Structure        Brick & wood siding walls;         Brick & wood siding walls;       Brick & wood siding walls; asphalt
  Type                      asphalt shingle roof               asphalt shingle roof             shingle roof
  Parking Type (Gr.,                                           Garage, Open,                    Open,
  Cov., etc.)               Open,                              Covered                          Covered
  Covered                   Covered
  Number of Units           173                                N/A                              276
  Unit Mix:
                                Type           Unit Qty.  Mo.      Type        Unit  Qty.  Mo.     Type         Unit   Qty.     Mo.
                            1 1BD/1BH 1        710       $565  1 1BD/1BH        720       $560   1 1BD/1BH       720         $  575
                            1 BD/1BH - Type 2  820       $600  2 2BD/1BH        840       $670   2 2BD/1BH       840         $  645
                            2 2BD/1BH          890       $650  3 2BD/2BH      1,006       $680   3 2BD/2BH     1,006         $  690
                                                               4 3BD/2BH      1,200       $865   4 3BD/2BH     1,192         $  825
                                                               5 3BD/2BH      1,500       $955   5 3BD/2BH     1,444         $1,050

  Average Unit Size (SF)
  Unit Breakdown:            Efficiency  0%  2-Bedroom 50%      Efficiency  0%  2-Bedroom 55%     Efficiency  0%  2-Bedroom 41%
                             1-Bedroom  37%  3-Bedroom 13%      1-Bedroom  29%  3-Bedroom 16%     1-Bedroom  50%  3-Bedroom  8%
CONDITION:                  Fair                               Good                             Good
APPEAL:                     Fair                               Good                             Good
AMENITIES:
  Unit Amenities             X   Attach.      X   Vaulted       X   Attach.      X   Vaulted     X   Attach.      X  Vaulted Ceiling
                                 Garage           Ceiling           Garage           Ceiling         Garage
                             X   Balcony      X                 X   Balcony      X               X   Balcony      X
                             X   Fireplace                      X   Fireplace                    X   Fireplace
                             X   Cable TV                       X   Cable TV                     X   Cable TV
                                 Ready                              Ready                            Ready
  Project Amenities          X   Swimming                       X   Swimming                     X   Swimming
                                 Pool                               Pool                             Pool
                                 Spa/Jacuzzi  X   Car Wash          Spa/Jacuzzi  X   Car Wash        Spa/Jacuzzi  X  Car Wash
                             X   Basketball   X   BBQ           X   Basketball   X   BBQ         X   Basketball   X  BBQ Equipment
                                 Court            Equipment         Court            Equipment       Court
                                 Volleyball       Theater           Volleyball       Theater         Volleyball      Theater Room
                                 Court            Room              Court            Room            Court
                             X   Sand Volley  X   Meeting       X   Sand Volley  X   Meeting     X   Sand Volley  X  Meeting Hall
                                 Ball             Hall              Ball             Hall            Ball
                             X   Tennis Court     Secured       X   Tennis Court     Secured     X   Tennis Court    Secured Parking
                                                  Parking                            Parking
                                 Racquet Ball X   Laundry           Racquet Ball X   Laundry         Racquet Ball X  Laundry Room
                                                  Room                               Room
                             X   Jogging      X   Business      X   Jogging      X   Business    X   Jogging      X  Business Office
                                 Track            Office            Track            Office          Track
                             X   Gym Room                       X   Gym Room                     X   Gym Room

OCCUPANCY:                  87%                                95%                              95%
LEASING DATA:
  Available Leasing         6 to 15                            6 to 15                          6,9,12
  Terms                     Months                             Months                           Months
  Concessions               1 - 1 1/2                          1 - 11/2                         1 - 1 1/2
                            Months Free                        Months Free                      Months Free
  Pet Deposit               $300 - $500                        $300 - $500                      $300 - $500
  Utilities Paid by          X   Electric     X   Natural Gas   X   Electric    X   Natural      X   Electric     X  Natural Gas
  Tenant:                                                                           Gas
                                 Water            Trash         X   Water           Trash            Water           Trash
  Confirmation              Property                           Property                         Property
                            Manager                            Manager                          Manager
  Telephone Number          480-831-5963                       480-820-2724                     480-897-0641
NOTES:                                                         None                             None

  COMPARISON TO SUBJECT:    Superior                           Superior                         Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUN RIVER VILLAGE, TEMPE, AZ

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1               COMPARABLE R-2            COMPARABLE R-3
      LA CONTENTA                  LAKE FRONT               WILSHIRE PINE
 1133 W. Baseline Road         999 E. Baseline Rd        208 E. Baseline Road
    Tempe, AZ 85283              Tempe, AZ 85283           Tempe, AZ 85283

         N/A                        [PICTURE]                 [PICTURE]

    COMPARABLE R-4               COMPARABLE R-5
       EL DORADO                SOMERSET VILLAGE
   1235 W. Baseline          5038 South Hardy Drive
    Tempe, AZ 85283              Tempe, AZ 85282

       [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUN RIVER VILLAGE, TEMPE, AZ

                                   EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUN RIVER VILLAGE, TEMPE, AZ

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
SUN RIVER VILLAGE, TEMPE, AZ

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUN RIVER VILLAGE, TEMPE, AZ

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
SUN RIVER VILLAGE, TEMPE, AZ

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Ryan Tanaka provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                             -s- Douglas  Needham
                                             --------------------
                                              Doug Needham, MAI
                                        Managing Principal, Real Estate
                                  Arizona State Certified General Real Estate
                                               Appraiser #30943

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SUN RIVER VILLAGE, TEMPE, AZ

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SUN RIVER VILLAGE, TEMPE, AZ

                                    DOUGLAS A. NEEDHAM, MAI
                         MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

    Valuation            Mr. Needham has appraised all types of major commercial
                         real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

    Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION                Texas A&M University
                          Bachelor of Business Administration - Finance

STATE CERTIFICATIONS     State of Arizona, Certified General Real Estate
                         Appraiser, #30943
                         State of California, Certified General Real Estate
                         Appraiser, #AG025443
                         State of Colorado, Certified General Appraiser,
                         #CG40017035
                         State of Oregon, Certified General Appraiser, #C000686
                         State of Washington, Certified General Real Estate
                         Appraiser, #1101111

PROFESSIONAL             Appraisal Institute, MAI Designated Member
AFFILIATIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SUN RIVER VILLAGE, TEMPE, AZ

VALUATION AND             Appraisal Institute
SPECIAL COURSES             Advanced Income Capitalization
                            Appraisal Principles
                            Appraisal Procedures
                            Basic Income Capitalization
                            Standards of Professional Practice

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AMERICAN APPRAISAL ASSOCIATES, INC.
SUN RIVER VILLAGE, TEMPE, AZ

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
SUN RIVER VILLAGE, TEMPE, AZ

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.